SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 5, 2007

ADVANCED CELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50295	87-0656515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1201 Harbor Bay Parkway, Alameda, California 94502

(Address of principal executive offices, including zip code)

(510) 748-4900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 1.01                   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Patent Assignment Agreement with Infigen, Inc.

On February 5, 2007, the Company entered into that certain Patent Assignment Agreement with Infigen, Inc. with respect to the acquisition of all of the intellectual property portfolio and assets owned by Infigen, Inc.  The Company acquired 26 patents and patent applications in exchange for consideration with a total value of $708,000, $100,000 of which was paid in cash and the remaining $608,000 was paid with the issuance of 800,000 shares of ‘restricted’ common stock of the Company at a per share price equal to $0.76 (the closing price on February 5, 2007).  The intellectual property portfolio was transferred to the Company on an ‘as is’ basis.

Research Services Agreement

On February 5, 2007, the Company entered into a Research Services Agreement with Oregon Health & Science University.  Under the terms of the research agreement, OSHU and the Company will collaborate on an evaluation of the functionality of the Company’s human embryonic derived retinal pigment epithelium (RPE) cells.   The Company will pay OSHU aggregate consideration of $345,328 in accordance with the budgets set forth in the research agreement.  Fifty percent of the fees are due and payable within 30 days from execution of the research agreement and the remaining fifty percent will be payable within 120 days from the execution of the research agreement.

Employment Agreement with Pedro Huertas, M.D., Ph.D.

On February 5, 2007, we entered into an employment agreement with Pedro Huertas, M.D., Ph.D., our Chief Development Officer. Dr. Huertas was most recently Chief Strategy and Development Officer at Amicus Therapeutics Inc., where his duties included oversight of preclinical and clinical development activities, R&D and product development.  He also served as acting Chief Medical Officer at Stemcells Inc., where he designed stem cell-based therapeutics initiatives, and handled regulatory affairs, including the successful filing of an Investigational New Drug (IND) application and other interactions with the FDA.  Dr. Huertas also served as Chief Medical Officer for Novazyme which was acquired and prior to that served as a Director of Strategic Development at Genzyme Corporation.

The employment agreement with Dr. Huertas  provides for annual compensation of $290,000.  The agreement provides for an annual bonus as determined by our Chief Executive Officer and our Board of Directors. Dr. Huertas was awarded 1,300,000 stock options under the 2005 Stock Incentive Plan, 10% of which vested upon grant with the remainder vesting in equal monthly installments over 48 months.  Dr. Huertas shall receive a monthly automobile allowance of $1,000.  In the event of a change of control of us, 50% of any unvested options held by Dr. Huertas will become vested. In the event Dr. Huertas’ employment is terminated without cause by us or for good reason by Dr. Huertas, he is entitled to a lump sum severance payment equal to twelve months’ base salary, accelerated vesting of 100% of his unvested stock options, and reimbursed cost of medical coverage for a period of twelve months. In the event Dr. Huertas is terminated without cause following a change of control, he is entitled to a lump sum severance payment equal to twelve months’ base salary and accelerated vesting of 100% of any unvested stock options.  Dr. Huertas’ agreement contains non-solicitation, confidentiality and non-competition covenants. The agreement may be terminated by either party with or without cause with thirty days’ written notice.

ITEM 5.02                   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS;  COMPENSATORY ARRANGEMENTS WITH CERTAIN OFFICERS.

Executive Compensation Matters

The Company’s Compensation Committee met on January 25, 2007 and on February 5, 2007.  The Compensation Committee approved 2006 bonus compensation and salary increases for certain executives.

William M. Caldwell, IV, Chairman and Chief Executive Officer, was awarded a $150,000 bonus for 2006 and his base salary was increased to $350,000; Michael D. West, Ph.D., President and Chief Scientific Officer, was awarded a $50,000 bonus for 2006 and his base salary was increased to $315,000; Dr. Robert Lanza, Vice President of Research & Scientific Development, was awarded a $50,000 bonus for 2006 and his base salary was increase to $315,000; Jonathan F. Atzen, Senior Vice President, General Counsel and Secretary, was awarded a $45,000 bonus for 2006 and his base salary was increased to $290,000; and Ivan Wolkind, Chief Accounting Officer, was awarded a $40,000 bonus for 2006 and his base salary was increased to $230,000.

In addition to the salary increases, the following executives received awards from the Company’s 2005 Stock Incentive Plan.  Dr. Lanza received a grant of 200,000 shares; Mr. Atzen received a grant of 50,000 shares; and Mr. Wolkind received a grant of 50,000 shares.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED CELL TECHNOLOGY INC.

	By:	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Chief Executive Officer

Dated: February 9, 2007